Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Registration Statement of Intercept Pharmaceuticals, Inc. (a development stage company) on Form S-1, to be filed on or about September 4, 2012, of our report dated August 31, 2012, on our audit of the consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the period from September 4, 2002 (inception) through December 31, 2007. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

New York, NY

August 31, 2012